EXHIBIT 99.1

AMENDED ITEM 6. SELECTED FINANCIAL DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006.

Marsh & McLennan Companies, Inc. and Subsidiaries
FIVE-YEAR STATISTICAL SUMMARY OF OPERATIONS

For the Years Ended December 31, (In millions except per share figures)	2006	(b)(c)	2005	(b)(c)	2004	(b)(c)	2003	(b)(c)	2002	(b)(c)	Compound Growth Rate 2001-2006

Revenue:
Service Revenue	$10,350		$9,902			$9,877		$9,156		$7,885	8%
Investment Income (Loss)	197		180			149		97		109	20%

Total Revenue	10,547		10,082			10,026		9,253		7,994	8%

Expenses:
Compensation and Benefits	6,515		6,327			6,073		5,094		4,422	10%
Other Operating Expenses	2,877		3,135			2,853		2,226		1,909	7%
Regulatory and Other Settlements	—		30			618		—		—

Total Expenses	9,392		9,492			9,544		7,320		6,331	9%

Operating Income	1,155	(a)	590	(a)		482 (a)		1,933		1,663	—
Interest Income	60		44			20		23		17
Interest Expense	(303)		(332)			(219)		(185)		(160)

Income Before Income Taxes and Minority Interest	912		302			283		1,771		1,520	(1)%
Income Taxes	272		95			100		555		518
Minority Interest, Net of Tax	8		6			8		8		7

Income From Continuing Operations	632		201			175		1,208		995	1%

Discontinued Operations, Net of Tax	358		203			1		332		370	(1)%

Net Income	$990		$404			$176		$1,540		$1,365	—

Basic Income Per Share Information:
Income From Continuing Operations	$1.15		$0.37			$0.33		$2.27		$1.84	1%
Income From Discontinued Operations	$0.65		$0.38			$—		$0.62		$0.68	(1)%
Net Income	$1.80		$0.75			$0.33		$2.89		$2.52	—
Average Number of Shares Outstanding	549		538			526		533		541

Diluted Income Per Share Information:
Income From Continuing Operations	$1.14		$0.37			$0.33		$2.21		$1.79	2%
Income From Discontinued Operations	$0.62		$0.37			$—		$0.60		$0.66	(2)%
Net Income	$1.76		$0.74			$0.33		$2.81		$2.45	1%
Average Number of Shares Outstanding	557		543			535		548		557

Dividends Paid Per Share	$0.68		$0.68			$1.30		$1.18		$1.09	(8)%

Return on Average Stockholders’ Equity	18%		8%			3%		29%		27%

Year-end Financial Position:
Working capital	$1,058		$1,390			$(258)		$920		$1,105
Total assets	$18,137		$17,892			$18,498		$15,053		$13,855
Long-term debt	$3,860		$5,044			$4,691		$2,910		$2,891
Stockholders’ equity	$5,819		$5,360			$5,056		$5,451		$5,018
Total shares outstanding (net of treasury shares)	552		546			527		527		538
Other Information:
Number of employees	52,600		51,900			59,300		55,200		53,800
Stock price ranges–
U.S. exchanges – High	$32.73		$34.25			$49.69		$54.97		$57.30
– Low	$24.00		$26.67			$22.75		$38.27		$34.61

(a)	Includes net restructuring costs of $87 million, $317 million and $322 million in 2006, 2005 and 2004, respectively.

(b)	Certain balances have been reclassified to conform with current presentation. See Note 1 to the Consolidated Financial Statements.

(c)	Amended to reflect Putnam as a discontinued operation.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, appearing under Amended Item 7 of this report, for discussion of significant items affecting our results of operations in 2006 and 2005.